Exhibit 99.2
Pro forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 29, 2013
Operating revenues	$40,851
Operating costs	34,886
Gross profit	5,965
Selling, general and administrative expenses	10,475
Operating loss	(4,510)
Other income (expense):
Gain on sale of assets	1,061
Other income (expense), net	211
Interest expense, net	(1,036)
Loss from continuing operations before income taxes	(4,274)
Provision (benefit) for federal and state income taxes	192
Loss from continuing operations	(4,466)
Income (loss) from discontinued operations, net of taxes	5,878
Net income (loss)	$1,412

Pro forma Condensed Consolidated Balance Sheet

ASSETS	June 29, 2013
Current Assets:
Cash, restricted cash and cash equivalents	$1,916
Trade receivables, net	19,983
Notes receivable	1,420
Prepaid expenses and other current assets	656
Costs and estimated earnings in excess of billings on uncompleted contracts	1,861
Total Current Assets	$25,836
Property and equipment, net	1,394
Goodwill and other intangible assets	4,165
Long-term trade, notes receivable and other, net	7,567
Other assets, net	668
Total Assets	$39,130

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable, accrued and other current liabilities	$5,688
Accrued compensation and benefits	1,682
Deferred rent	477
Billings in excess of costs and estimated earnings on uncompleted contracts	3,318
Other current liabilities	1,167
Total Current Liabilities	$12,332
Stockholders' Equity:
Common stock -	$28
Additional paid-in capital	38,570
Accumulated deficit	(9,368)
Treasury stock at cost	(2,362)
Accumulated other comprehensive loss	(70)
Total Stockholders' Equity	$26,798
Total Liabilities and Stockholders' Equity	$39,130